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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Trammell Crow Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRAMMELL CROW COMPANY
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201

April 21, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Trammell Crow Company to be held on May 21, 2003, at 1:00 p.m., local time, at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas 75201. Please find enclosed a notice to stockholders, a Proxy Statement describing the business to be transacted at the meeting, a form of Proxy for use in voting at the meeting and an Annual Report for Trammell Crow Company.

        At the Annual Meeting, you will be asked (i) to elect three Class III directors of the Company; (ii) to ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 2003; and (iii) to act upon such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

        We hope that you will be able to attend the Annual Meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Whether or not you plan to attend, please complete, sign, date and return the enclosed Proxy or grant your proxy by telephone, as described on the enclosed Proxy, as promptly as possible. It is important that your shares be represented at the meeting.

                      Very truly yours,

                      Robert E. Sulentic
                       Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return, in the enclosed postage paid envelope, the enclosed Proxy or to grant your proxy by telephone, as described on the enclosed Proxy, as promptly as possible. Returning your Proxy or granting your proxy by telephone will help the Company assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Any stockholder attending the meeting may vote in person even if he or she has returned the Proxy or has granted his or her proxy by telephone.

TRAMMELL CROW COMPANY
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2003

        PLEASE TAKE NOTICE THAT the 2003 Annual Meeting of Stockholders (the "Annual Meeting") of Trammell Crow Company, a Delaware corporation (the "Company"), will be held on May 21, 2003, at 1:00 p.m., local time, at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas 75201, to consider and vote on the following matters:

  (1)
  Election of three Class III directors of the Company to serve until the Annual Meeting of the Company's stockholders in 2006 and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal from office;

  (2)
  Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2003; and

  (3)
  Such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.

        The close of business on April 4, 2003 (the "Record Date"), has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only holders of record of the Company's common stock, par value $0.01 per share ("Common Stock"), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at the Company's offices at the address on this notice, and also at the Annual Meeting.

        Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed Proxy or grant your proxy by telephone, as described on the enclosed Proxy, as promptly as possible. You may revoke your proxy before the Annual Meeting as described in the Proxy Statement under the heading "Solicitation and Revocability of Proxies."

                      By Order of the Board of Directors,

                      J. Christopher Kirk
                       Secretary

Dallas, Texas
April 21, 2003

TRAMMELL CROW COMPANY
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201
(214) 863-3000

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

        The Board of Directors of the Company (the "Board of Directors") requests your proxy for use at the Annual Meeting of Stockholders to be held on May 21, 2003, at 1:00 p.m., local time, at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas 75201, and at any adjournment(s) or postponement(s) thereof. By signing and returning the enclosed Proxy or granting your proxy by telephone, you authorize the persons named on the Proxy to represent you and to vote your shares at the Annual Meeting. This Proxy Statement and the form of Proxy were first mailed to stockholders of the Company on or about April 21, 2003.

        This solicitation of proxies is made by the Board of Directors of the Company and will be conducted primarily by mail. Officers, directors and employees of the Company may solicit proxies personally or by telephone, electronic mail, telegram or other forms of wire or facsimile communication. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by the Company.

        If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy, are represented by another proxy or have granted your proxy by telephone. You may revoke your proxy, whether granted by telephone or by returning the enclosed Proxy, at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated proxy to the Secretary of the Company, (b) delivering written notice of revocation of the proxy to the Secretary of the Company, or (c) voting in person at the Annual Meeting. In addition, if you granted your proxy by telephone, you may revoke such grant by resubmitting your proxy by telephone at any time prior to 11:00 p.m., Eastern daylight time, on May 20, 2003. In the absence of any such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

        The only outstanding voting securities of the Company are shares of Common Stock. As of the close of business on the Record Date, there were 37,733,028 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

        Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. The chairman of the meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the holding of the adjourned meeting, until a quorum is present. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided, that if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named on the Proxies intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient proxies to approve the proposals described in this Proxy Statement. If such a motion is approved but sufficient proxies are not received by the time set for the resumption of the Annual Meeting, this process will be repeated until sufficient proxies to vote in favor of the proposals described in this Proxy Statement have been received or it appears that sufficient proxies will not be received. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a proxy does not have discretionary authority to vote on a particular item and has not received voting instructions with respect to that item.

PROPOSAL ONE—ELECTION OF CLASS III DIRECTORS

        The Board of Directors has designated William F. Concannon, Rowland T. Moriarty and J. McDonald Williams as nominees for election as Class III directors of the Company at the Annual Meeting (each, a "Nominee"). Messrs. Concannon and Williams currently serve as Class III directors, and Dr. Moriarty currently serves as a Class I director. If elected as a Class III director, Dr. Moriarty will immediately resign as a Class I director. Dr. Moriarty has agreed to be a Nominee in order for the Company to comply with the provisions of its Certificate of Incorporation which specify the number of directors required to be in each class when an equal number of directors in each class is not possible due to the number of directors comprising the Board of Directors. Dr. Moriarty will remain a Class I director if he is not elected as a Class III director at the Annual Meeting. If elected, each Nominee will serve until the expiration of his term at the Annual Meeting of the Company's Stockholders in 2006 and until his successor is elected and qualified or until his earlier death, resignation or removal from office. For information about each Nominee, see "Directors."

        The Board of Directors has no reason to believe that any of the Nominees will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve prior to the election, your proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors, or the number of the Company's directors will be reduced.

Required Vote and Recommendation

        The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Company's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed on the Proxy or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of each of the Nominees.

        The Board of Directors recommends that the stockholders vote "FOR" the election of each of the Nominees.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        On March 4, 2003, the Audit Committee of the Board of Directors selected Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors for the year ending December 31, 2003. The Company expects that representatives of Ernst & Young will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

        The Audit Committee has the responsibility for selecting the Company's independent auditors, and stockholder ratification is not required. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders' opinion, which the Audit Committee will take into consideration in future deliberations. If the selection of Ernst & Young as the Company's independent auditors is not ratified at the Annual Meeting, the Audit Committee of the Board of Directors will consider the engagement of other independent auditors, but will not be obligated to do so. The Audit Committee may terminate the engagement of Ernst & Young as the Company's independent auditors without the approval of the Company's stockholders whenever the Audit Committee deems termination necessary or appropriate.

Required Vote and Recommendation

        Ratification of Ernst & Young as the Company's independent auditors for the year ending December 31, 2003, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and the Company's Certificate of Incorporation and Bylaws, an abstention will have the same legal effect as a vote against the ratification of Ernst & Young, and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. Unless otherwise instructed on the Proxy or unless authority to vote is withheld, the enclosed Proxy will be voted for the ratification of Ernst & Young as the Company's independent auditors for the year ending December 31, 2003.

        The Board of Directors recommends that stockholders vote "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2003.

DIRECTORS

        The following tables set forth certain information regarding the Nominees and the other Directors of the Company:

Name of Nominee	Age	Title	Director's Term Ending (if elected)
William F. Concannon	47	President of the Company's Global Services Group and Class III Director	2006
Rowland T. Moriarty	56	Class I Director	2006	(1)
J. McDonald Williams	61	Chairman Emeritus of the Board of Directors and Class III Director	2006

(1)
If Dr. Moriarty is not elected as a Class III Director at the Annual Meeting, he will remain a Class I Director and his term will end in 2004.

        William F. Concannon has been a director of the Company since June 1991 and has served as President of the Company's Global Services Group since February 2001. From June 1991 to February 2001, Mr. Concannon served as President and Chief Executive Officer of Trammell Crow

Corporate Services, Inc., a subsidiary of the Company. From 1986 until June 1991, Mr. Concannon was employed by the Company in various other capacities. Mr. Concannon is also a member of the Board of Directors of Charles River Associates Incorporated, an economic research firm based in Boston, Massachusetts. Since June 2000, Mr. Concannon has served at the Company's request as a member of the Board of Directors of Savills plc, a leading property services firm based in the United Kingdom ("Savills"). The Company delivers services in Europe and Asia through its strategic alliance with Savills and the jointly owned outsourcing company Trammell Crow Savills Limited. The Company currently owns approximately 10% of Savills' outstanding share capital.

        Rowland T. Moriarty has been a director of the Company since December 1997. Dr. Moriarty has served as Chief Executive Officer of Cubex Corporation, a consulting firm, since 1992. From 1981 to 1992, Dr. Moriarty served as a professor at the Harvard Business School. Dr. Moriarty is also a member of the Board of Directors of Staples Inc., an office supply retailer, and Chairman of the Board of Directors of Charles River Associates Incorporated, an economic research firm based in Boston, Massachusetts.

        J. McDonald Williams has been Chairman Emeritus of the Board of Directors since May 2002. Mr. Williams served as the Chairman of the Board of Directors from August 1994 through May 2002. Mr. Williams served as President and Chief Executive Officer of the Company from 1991 until 1994. From 1977 until 1991, Mr. Williams served as Managing Partner of the Company and, from 1973 until 1977, Mr. Williams served as Managing Partner, International Projects for the Company. Mr. Williams is also a member of the Board of Directors of A.H. Belo Corporation, a publishing and media company based in Dallas, Texas.

Name of Director	Age	Title	Director's Term Ending
James R. Erwin	58	Class II Director	2005
Curtis F. Feeny	45	Class I Director	2004
Jeffrey M. Heller	63	Class II Director	2005
Rebecca A. McDonald	50	Class II Director	2005
Robert E. Sulentic	46	Chairman of the Board of Directors, Chief Executive Officer, President and Class I Director	2004

        James R. Erwin has been a director of the Company since December 1997. Since May 2001, Mr. Erwin has served as Partner and Managing Director of Erwin Graves & Associates, L.P., a management consulting firm. Mr. Erwin served as Vice Chairman—Texas and Senior Client Executive—Southwest of Bank of America, N.A. from October 1998 until June 2000. From January 1994 until October 1998, Mr. Erwin served as Vice Chairman for Texas and Corporate Finance Executive—West of NationsBank Corp., a predecessor of Bank of America. Mr. Erwin is also a member of the Board of Directors of Carreker Corp., an integrated software solutions and consulting company based in Dallas, Texas.

        Curtis F. Feeny has been a director of the Company since May 2001. Mr. Feeny has served as Managing Director of Voyager Capital, a venture capital firm, since January 2000. From 1992 until 2000, Mr. Feeny served as Executive Vice President of Stanford Management Co., which manages the $8 billion endowment of Stanford University.

        Jeffrey M. Heller has been a director of the Company since December 1997 and has served as the Company's Lead Director since May 2002. In March 2003, Mr. Heller was named President and Chief Operating Officer of Electronic Data Systems Corporation, a global information technology services company based in Plano, Texas ("EDS"). Mr. Heller had served as Vice Chairman of EDS from December 2000 until his previous retirement in February 2002, and had also served as President and

Chief Operating Officer of EDS from June 1996 until December 2000. From 1987 until June 1996, Mr. Heller served as Senior Vice President of EDS with responsibilities for Technical Operations and Asia-Pacific.

        Rebecca A. McDonald has been a director of the Company since October 2001. Ms. McDonald has served as President of the Houston Museum of Natural Science since October 2001. From February 1999 to August 2001, Ms. McDonald served as Chairman and Chief Executive Officer of Enron Global Assets, a global energy services and commodities company. Ms. McDonald served as President and Chief Executive Officer of Amoco Energy Development Company, a global petroleum and petrochemical company, from July 1993 to January 1999. Ms. McDonald is also a member of the Board of Directors of both Granite Construction Incorporated, a construction and construction materials company, and EGL, Inc., a freight transportation, logistics and supply chain management company.

        Robert E. Sulentic has been a director of the Company since December 1997 and has served as the Company's President and Chief Executive Officer since October 2000. Mr. Sulentic became Chairman of the Board of Directors in May 2002. Mr. Sulentic served as the Company's Executive Vice President and Chief Financial Officer from September 1998 to October 2000. From December 1997 through August 1998, Mr. Sulentic served as the Company's Executive Vice President and National Director of Development and Investment. From 1995 through July 1998, Mr. Sulentic served as President of Trammell Crow NE, Inc. From 1984 through 1994, Mr. Sulentic was employed by the Company in various other capacities.

Director Compensation

        The Company's employee directors do not receive compensation solely in their capacity as directors of the Company. The Company's non-employee directors are paid an annual retainer of $30,000 for their service on the Board of Directors and $5,000 per year for service as Lead Director or as the Chairman of a committee of the Board of Directors. Each non-employee director also receives $1,500 for every meeting of the Board of Directors (or committee on which such director serves) attended by such director, and $250 for each time the Board of Directors (or committee on which such director serves) takes action by written consent. In addition, each incumbent non-employee director receives annual stock option grants under the Trammell Crow Long-Term Incentive Plan (the "Long-Term Incentive Plan") equal in value to 150% of the annual retainer for non-employee directors. Each new non-employee director receives a one-time grant of stock options equal in value to the annual retainer for non-employee directors. See "Executive Compensation—Long-Term Incentive Plan." In addition, all directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committees thereof. Mr. Williams has also entered into a consulting agreement with the Company. See "Certain Relationships and Related Transactions—Consulting Agreement."

Term of Office

        The Company's Certificate of Incorporation provides that the Board of Directors must be divided into three classes, designated Class I, Class II and Class III, with the directors divided evenly among the classes if possible. If there is a single extra director, that director should serve in Class III. If there are two extra directors, one should serve in Class III and the other should serve in Class II. Directors serve for staggered terms of three years each. Messrs. Concannon and Williams currently serve as Class III directors whose terms expire at the Annual Meeting. Messrs. Feeny, Moriarty and Sulentic currently serve as Class I directors whose terms expire at the Annual Meeting of Stockholders in 2004. Dr. Moriarty has agreed to be a Nominee in order for the Company to comply with the provisions of its Certificate of Incorporation described above regarding the classification of its Board of Directors. If elected as a Class III director at the Annual Meeting, Dr. Moriarty will immediately resign as a Class I director. Dr. Moriarty will remain a Class I Director if he is not elected a Class III Director at the Annual Meeting. Messrs. Erwin and Heller and Ms. McDonald currently serve as Class II directors, whose terms expire at the Annual Meeting in 2005.

MEETINGS AND COMMITTEES OF DIRECTORS

        The Company's Board of Directors had seven meetings during the Company's fiscal year ended December 31, 2002. The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Governance Committee. Each of the Committees is appointed by the Board of Directors, after considering the recommendation of the Governance Committee. Each of the directors attended at least 75% of the aggregate of all meetings held by the Board of Directors and, if applicable, all meetings of committees of the Board of Directors on which such director served during 2002.

        The current members of the Executive Committee are Messrs. Moriarty (Chairman), Erwin and Sulentic. The Executive Committee has and may exercise all of the powers and authorities of the Board of Directors in the management of the business and affairs of the Company except that the Executive Committee is subject to the limitations on such powers or authority as are imposed by applicable law and the Executive Committee does not have the power to (a) amend the Company's charter, bylaws, or any stock option plan or stock distribution plan, (b) adopt agreements of merger or consolidation (other than "short form" mergers), (c) recommend the dissolution of the Company or the sale, lease or exchange of all or substantially all of the Company's assets, (d) fill vacancies on the Board or committees (other than temporary vacancies on the Executive Committee), (e) remove the Chairman of the Board, the President or any officer who is a member of the Board, (f) fix the compensation of directors, (g) perform any matters relating to compensation of the executive officers of the Company, (h) declare dividends other than dividends payable in accordance with an existing dividend policy established by the Board, or (i) authorize the issuance of stock except pursuant to an authorization by the Board or up to 1,000,000 shares of Common Stock issued as consideration in connection with acquisitions otherwise authorized by the Board. The Executive Committee held two meetings during the Company's fiscal year ended December 31, 2002.

        The current members of the Audit Committee are Messrs. Heller (Chairman), Erwin and Feeny. The Audit Committee assists the Board of Directors in overseeing the Company's accounting and financial reporting principles and policies and internal controls and procedures; monitoring the integrity of the Company's financial statements; selecting, evaluating and, where deemed appropriate, replacing the independent auditors (or nominating independent auditors to be proposed for stockholder approval in any proxy statement); and evaluating the independence of the Company's independent auditors. In addition, the Audit Committee reviews certain related party transactions. The role and other responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is attached as Appendix A to this Proxy Statement. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter annually and recommends any proposed changes to the Board of Directors for approval. The Board of Directors has determined that each of Messrs. Heller, Erwin and Feeny meet the independence requirements of the New York Stock Exchange and that each of them has the requisite accounting or related financial management expertise contemplated by the rules of the New York Stock Exchange. The Board of Directors has determined that Mr. Heller satisfies the requirements of the Securities and Exchange Commission (the "Commission") for an "audit committee financial expert" and has designated Mr. Heller as the Company's audit committee financial expert. The Audit Committee had five meetings during the Company's fiscal year ended December 31, 2002.

        The current members of the Compensation Committee are Mr. Erwin (Chairman), Dr. Moriarty and Ms. McDonald. The Compensation Committee reviews and approves the Company's plans, policies and programs relating to director and executive officer compensation and also administers the Long-Term Incentive Plan. See "Executive Compensation—Long-Term Incentive Plan." The Compensation Committee had four meetings during the Company's fiscal year ended December 31, 2002.

        The current members of the Governance Committee are Messrs. Moriarty (Chairman), Feeny and Heller. The Governance Committee is charged with advising the Board concerning (a) the appropriate composition of the Board and its committees, including identifying individuals qualified to serve on the Board and its committees, (b) the selection of director nominees for each annual meeting of the Company's stockholders and (c) appropriate corporate governance practices. The Governance Committee will consider nominees recommended by stockholders upon written submission of such recommendation to the Secretary of the Company in accordance with the terms of the Company's Certificate of Incorporation. The Governance Committee had four meetings during the Company's fiscal year ended December 31, 2002.

CODE OF BUSINESS CONDUCT AND ETHICS

        The Company has adopted a code of business conduct and ethics (the "Code of Ethics") that applies to its principal executive officer, principal financial officer, its principal accounting officer, its controller and persons performing similar functions (the "principal financial officers"). A copy of the Company's Code of Ethics is posted on the Company's Internet website at www.trammellcrow.com and the Company intends to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of its Code of Ethics with respect to its principal financial officers by posting such information on this Internet website.

EXECUTIVE OFFICERS

        The following table sets forth information regarding the Executive Officers of the Company and certain of its subsidiaries:

Name	Age	Title
E. Stevenson Belcher	44	Regional Director, Global Services — Western Operations
William F. Concannon	47	President of the Company's Global Services Group and Director
James R. Groch	41	President, Strategy and Corporate Development
Michael J. Lafitte	42	Chief Operating Officer of the Company's Global Services Group
Derek R. McClain	47	Chief Financial Officer
T. Christopher Roth	50	President, Development and Investment — Eastern Operations
John A. Stirek	43	President, Development and Investment- Western Operations
Robert E. Sulentic	46	Chairman of the Board of Directors, Chief Executive Officer and President

        The Executive Officers named above were elected by the Board of Directors of the Company to serve in such capacities until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal from office. Biographical information on Messrs. Sulentic and Concannon is set forth previously in this Proxy Statement. See "Directors."

        E. Stevenson Belcher has served as Regional Director, Global Services—Western Operations, since August 2002, and has been employed with the Company since 1986. From 2001 until August 2002, Mr. Belcher served as Regional President, Global Services Group—International. From 1998 until 2001, Mr. Belcher served as Regional President of the Company's West Region. From 1995 until 1998, Mr. Belcher served as Area President of the Company's Southern California office. From 1988 until 1995, Mr. Belcher served as Managing Director of the Company's Oklahoma City office, where he began his career with the Company as a Leasing Agent from 1986 until 1988. From January 2001 to

August 2002, Mr. Belcher served at the Company's request as a member of the Board of Directors of Savills.

        James R. Groch has served as President, Strategy and Corporate Development, since March 2002. From October 2000 until March 2002, Mr. Groch served as President, E-Commerce and Corporate Development. From September 1998 until September 2000, Mr. Groch served as Chief Investment Officer and Director of Corporate Finance. From January 1996 until September 1998, Mr. Groch served as Managing Director of Trammell Crow NE, Inc. From 1985 until 1996, Mr. Groch was employed by the Company in various other capacities.

        Michael J. Lafitte has served as Chief Operating Officer of the Company's Global Services Group since August 2002. From October 2000 until August 2002, Mr. Lafitte served as Regional Director—Central Region for the Company's Global Services Group. From August 1999 until October 2000, Mr. Lafitte served as City Leader for the Company's Dallas/Fort Worth operations. From 1997 until August 1999, Mr. Lafitte served as Managing Director for the Company's Dallas/Fort Worth Office Leasing Division.

        Derek R. McClain has served as Chief Financial Officer since October 2000. From January 2000 until October 2000, Mr. McClain served as the Company's Chief Administrative Officer and General Counsel. Mr. McClain joined the Company in February 1998 as Executive Vice President and General Counsel and served in those capacities until January 2000. Prior to joining the Company, Mr. McClain was a partner with Vinson & Elkins L.L.P., an international law firm, where he specialized in corporate finance and securities law. Since August 2002, Mr. McClain has served at the Company's request as a member of the Board of Directors of Savills.

        T. Christopher Roth has served as President, Development and Investment—Eastern Operations since August 2002. From February 2001 until August 2002, Mr. Roth served as Executive Director of the Company's Development and Investment Group—Eastern United States. From January 1999 until February 2001, Mr. Roth served as Regional President for the Company's operations in the Northeastern United States. From January 1996 until January 1999, Mr. Roth served as Area President for the Company's MidAtlantic and Northeast operations. From 1979 until January 1996, Mr. Roth was employed by the Company in various other capacities.

        John A. Stirek has served as President, Development and Investment—Western Operations since August 2002. Mr. Stirek served as Chief Operating Officer of the Company's Global Services Group from February 2001 to August 2002. From 1998 until February 2001, Mr. Stirek served as the Company's National Director of Development and Investment. From 1997 until 1998, Mr. Stirek served as the Company's Director of Development and Investment for the Western United States. From 1995 until 1997, Mr. Stirek served as Managing Director for the Company's operations in Oregon and Nevada. From 1986 until 1995, Mr. Stirek was employed by the Company in various other capacities.

EXECUTIVE COMPENSATION

        The following table sets forth certain information for the years ended December 31, 2000, 2001 and 2002, concerning the cash and non-cash compensation earned by, or awarded to, all individuals serving as the Chief Executive Officer of the Company during the 2002 fiscal year and each of the other five most highly compensated executive officers of the Company whose annual salary and bonus for the year ended December 31, 2002, exceeded $100,000 (the "Named Executive Officers").

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards			Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus($)	Other Annual Compensation ($)(2)		Restricted Stock Awards($)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)(3)
Robert E. Sulentic President and Chief Executive Officer	2002 2001 2000	400,000 350,000 310,000	400,000 390,000 265,000	15,000 — —		406,500 — —	(4)	133,333 120,000 105,000	— — —	6,610 5,100 5,100
William F. Concannon(5) President of the Company's Global Services Group	2002 2001 2000	310,000 287,108 275,000	220,000 350,000 215,000	38,405 — —	(6)	— — —		78,000 95,000 85,000	— — —	94,882 5,100 5,100	(7)
James R. Groch President, Strategy and Corporate Development	2002 2001 2000	270,000 248,400 240,000	325,000 285,000 155,000	15,000 — —		— — —		65,000 80,000 50,000	— — —	6,088 5,100 5,100
Derek R. McClain Chief Financial Officer	2002 2001 2000	250,000 230,000 235,000	280,000 280,000 200,000	15,000 — —		— — —		57,500 70,000 40,000	— — —	6,310 5,100 5,100
T. Christopher Roth President, Development and Investment Group—Eastern U.S.	2002 2001 2000	270,000 248,400 240,000	285,000 225,000 158,000	15,000 — —		— — —		57,500 70,000 40,000	— — —	55,467 147,419 270,747	(8) (9) (10)
John A. Stirek President, Development and Investment Group—Western U.S.	2002 2001 2000	270,000 248,400 240,000	270,000 245,000 158,000	145,750 — —	(11)	— — —		57,500 70,000 40,000	— — —	5,968 222,247 5,100	(12)

(1)
The salary paid in 2001 reflects a voluntary reduction in pay for the last six months of 2001 of 25% for Mr. Sulentic and 16% for Messrs. Concannon, Groch, McClain, Roth and Stirek.

(2)
Reflects $15,000 payments paid to each Named Executive Officer in 2002 in lieu of the Company providing certain customary executive perquisites.

(3)
Reflects a contribution by the Company to the 401(k) Plan (as hereinafter defined) for the benefit of each of the Named Executive Officers in the amounts of $5,500 for 2002 and $5,100 for each of 2000 and 2001. Additionally, the Company maintains a single group term life insurance policy for all of its active employees (approximately 6,000 at March 31, 2003), under which each Named Executive Officer has a death benefit equal to twice his base salary. The Company pays a single premium for the policy. Since it is not possible to determine what portion of the premium might be attributable to the Named Executive Officers individually, the Company has provided information on the income deemed to be received by the Named Executive Officers under Federal income tax regulations in the amount of $1,026 for Mr. Concannon, $588 for Mr. Groch, $810 for Mr. McClain, $1,352 for Mr. Roth, $468 for Mr. Stirek and $1,110 for Mr. Sulentic.

(4)
Represents the value of 30,000 shares of restricted stock awarded on May 24, 2002. The restrictions lapse with respect to one-third of the shares on May 24 of each of 2003, 2004 and 2005.

(5)
Does not include compensation received for service at the request of the Company as a director of Savills in the amount £22,500 in 2002 (approximately $36,099 at the December 31, 2002, average currency exchange rate of $1.6044/£).

(6)
Reflects a $23,405 tax gross-up payment related to moving expenses.

(7)
Reflects $50,000 in relocation payments, a $36,575 payment for taxable moving expenses and a $1,781 payment for non-taxable moving expenses.

(8)
Reflects a $48,615 bonus paid with respect to the financial performance of certain real estate development transactions.

(9)
Reflects bonuses of $138,395 and $3,924 paid with respect to the financial performance of certain real estate development transactions.

(10)
Reflects a $265,647 bonus paid with respect to the financial performance of certain real estate development transactions.

(11)
Includes relocation loan forgiveness income to Mr. Stirek during 2002 in the amount of $125,000 plus $5,750 imputed interest. See "Certain Relationships and Related Transactions—Relocation Loan to Executive Officer."

(12)
Reflects a $212,777 payment for taxable moving expenses and a $4,370 payment for non-taxable moving expenses.

Option Grants in Last Fiscal Year

        The following table provides information regarding options granted to the Named Executive Officers during the year ended December 31, 2002. No stock appreciation rights were granted during the year ended December 31, 2002.

Name	Number of Shares Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(1)	Expiration Date	Grant Date Present Value ($)(2)
Robert E. Sulentic	133,333	(3)	11.2	13.90	5/24/09	958,664
William F. Concannon	78,000	(3)	6.5	13.90	5/24/09	560,820
James R. Groch	65,000	(3)	5.5	13.90	5/24/09	467,350
Derek R. McClain	57,500	(3)	4.8	13.90	5/24/09	413,425
T. Christopher Roth	57,500	(3)	4.8	13.90	5/24/09	413,425
John A. Stirek	57,500	(3)	4.8	13.90	5/24/09	413,425

(1)
The exercise price for all options shown is the market price on the date of grant.

(2)
The grant date present value was determined by using the Black-Scholes option pricing model, as adapted for use in valuing employee stock options. The estimated values under the Black-Scholes model are based on assumptions as to certain variables. Expected stock price volatility is assumed to be 42.0% and the risk-free rate of return is assumed to be 4.86%. The exercise date for the options is assumed to be the seventh anniversary of the date of grant, and dividend yield is assumed to be 0%. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model reflected in the table.

(3)
The options are subject to a four year vesting schedule, subject to certain exceptions, with one-fourth becoming exercisable on May 24 of each of 2003, 2004, 2005 and 2006.

        Shown below is certain information with respect to the number and value of unexercised options held as of December 31, 2002.

Aggregated Fiscal Year-End Option Values

	Number of Shares Underlying Unexercised Options at December 31, 2002
			Value of Unexercised In the Money Options at December 31, 2002($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert E. Sulentic	182,932	282,586	—	—
William F. Concannon	192,288	196,252	153,537	—
James R. Groch	97,479	163,286	—	—
Derek R. McClain	65,045	139,752	—	—
T. Christopher Roth	85,240	143,286	—	—
John A. Stirek	89,979	143,286	—	—

(1)
Based on a value per share of Common Stock equal to $9.00, the price per share of Common Stock for the last trade reported by the New York Stock Exchange on December 31, 2002.

Long-Term Incentive Plan

        The Company's Long-Term Incentive Plan offers a proprietary interest in the Company through the distribution of awards including incentive stock options qualified as such under U.S. federal income tax laws, stock options that do not qualify as incentive stock options, stock appreciation rights, restricted stock awards, and performance units. The maximum aggregate number of shares of Common Stock that may be subject to awards under the Long-Term Incentive Plan is 8,634,878. As of March 31, 2003, the Company had 1,641,540 shares of restricted stock issued and outstanding under the Long-Term Incentive Plan. As of March 31, 2003, there were outstanding options to acquire an aggregate of 5,694,241 shares of Common Stock under the Long-Term Incentive Plan. The exercise prices for such stock options range from $10.00 to $36.00. As of March 31, 2003, the Company has granted performance units representing the right to receive, at the election of the grantee, an aggregate of 11,766 shares of the Company's common stock or cash in an amount equal to the fair market value of such shares of common stock on the distribution date or dates. At March 31, 2003, the Company had previously issued 84,092 shares of Common Stock upon the exercise of non-qualified stock options under the Long-Term Incentive Plan. Accounting for such previous exercises and the outstanding awards described in this paragraph, at March 31, 2003, the maximum number of shares that may be subject to future awards under the Long-Term Incentive Plan is 1,203,239. If any currently outstanding awards are forfeited in the future, the shares underlying such forfeited awards will become eligible for reissuance under the Long-Term Incentive Plan.

        Upon a change in control of the Company, if approved by the Compensation Committee of the Board of Directors, (a) all outstanding stock options and stock appreciation rights will immediately vest and become exercisable by the holder, (b) the restriction period on all awards of restricted stock will immediately be accelerated and the restrictions will expire, (c) the target payout opportunity attainable under all performance units will be deemed to be fully earned for all performance periods and the holder will be paid (in cash within 30 days after the change in control for cash-based performance units and in stock upon the change in control for stock-based performance units) a pro rata portion of all associated targeted payout opportunities based on the number of complete and partial calendar months elapsed as of the date of the change in control. In the event that a change in control involves a merger or consolidation where the Company is not the surviving entity or in which all of the outstanding shares of capital stock of the Company are exchanged for shares of capital stock in another entity, or in the event a change in control involves a sale of substantially all of the assets of the Company, and in connection with the change in control securities, cash or property are issuable or deliverable in exchange for capital stock of the Company, then the holders of awards granted under the Long-Term Incentive Plan will be entitled to receive (in a form appropriate for each particular form of award) the amount of securities, cash or property to which they would be entitled as if their particular award were in the form of capital stock of the Company.

Assumed Option Plan

        In connection with the formation of the Company in 1997 as the successor to Trammell Crow Company, a Texas close corporation (the "Predecessor Company"), the Company agreed to assume the Trammell Crow Company 1997 Stock Option Plan (the "Assumed Option Plan"), which had been adopted by the Predecessor Company. On August 1, 1997, the Predecessor Company granted to certain of its employees nonqualified stock options to acquire an aggregate of 1,626 shares of its common stock, which constitutes all shares authorized under the Assumed Option Plan. In connection with the formation of the Company, the Company assumed the Predecessor Company's obligations with respect to all such options, and the Company became obligated to issue up to an aggregate of 2,423,769 shares of Common Stock at a purchase price of $3.85 per share upon the exercise of such options. All of such options vested upon the closing of the Company's initial public offering in November 1997 and became exercisable 30 days thereafter. As of March 31, 2003, 1,406,374 shares of Common Stock had been issued upon the exercise of options pursuant to the Assumed Option Plan and 1,017,395 shares were the subject of outstanding awards under the Assumed Option Plan. No additional options will be granted under the Assumed Option Plan.

Employee Stock Purchase Plan

        The Company maintains The Trammell Crow Company Employee Stock Purchase Plan (the "Stock Purchase Plan") to encourage employees to become and remain stockholders of the Company and to provide employees an opportunity to do so through payroll deductions. Purchases of stock under the Stock Purchase Plan are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986 (as amended, the "Code"). All regular full-time or part-time employees of the Company or any of its parent or subsidiary corporations who are customarily employed at least 20 hours per week and at least 5 months per year are eligible to participate in the Stock Purchase Plan in an amount up to 10% of their annual compensation not to exceed 5,000 shares of common stock or $25,000 worth of common stock in any calendar year, subject to other limitations imposed by Section 423(b) of the Code. Additionally, no employee may purchase stock pursuant to the Stock Purchase Plan if after the purchase the employee would own 5% or more of the voting power or value of all classes of stock of the Company or its subsidiaries. The purchase price per share at which shares of Common Stock are sold under the Stock Purchase Plan is an amount equal to 85% of the lower of the market value of Common Stock on the date of exercise or the date of grant. Employees may not sell stock purchased through the Stock Purchase Plan for a period of six months from the date of purchase. At March 31, 2003, approximately 6,044 employees of the Company and its subsidiaries were eligible to participate in the Stock Purchase Plan. A total of 2,000,000 shares of Common Stock are reserved for issuance and may be subject to outstanding awards under the Stock Purchase Plan. As of March 31, 2003, 811 eligible employees of the Company and its subsidiaries had elected to participate in the Stock Purchase Plan. As of March 31, 2003, participants had purchased an aggregate of 1,421,475 shares of Common Stock under the Stock Purchase Plan at a weighted average purchase price of $11.81 per share.

401(k) Plan

        The Company sponsors a retirement plan called the Trammell Crow Company Retirement Savings Plan (the "401(k) Plan"). As of December 31, 2002, the total assets held by the 401(k) Plan were valued at approximately $119,168,389. CG Trust Company is the trustee for the assets held under the Company's 401(k) Plan (other than certain life insurance policies held under a trust for which Robert A. James and Derek R. McClain are the trustees). Employees (including members of management) are eligible to make voluntary contributions under the 401(k) Plan which in some instances may range up to 15% of their annual compensation, subject to the applicable limitations in the Code. The Company is permitted to make a discretionary contribution to the 401(k) Plan each fiscal quarter which is allocated among participants as a matching contribution based on their contributions under the 401(k) Plan. The Company's current policy is to match up to the lesser of (i) 50% of all contributions up to 6% of an employee's compensation and (ii) $5,500 per year. The 401(k) Plan permits employees to direct investments of their accounts in Common Stock and among a selection of mutual funds. At December 31, 2002, approximately 1.2% of the 401(k) Plan assets consisted of Common Stock. The 401(k) Plan is intended to qualify as a profit sharing plan under Sections 401(a) and 401(k) of the Code.

Employment Agreement

        The Company and Mr. Sulentic entered into an Employment Agreement (the "Employment Agreement") effective July 1, 2002, setting forth the terms and conditions of Mr. Sulentic's service as President and Chief Executive Officer of the Company. The initial term of the Employment Agreement is through December 31, 2004, and automatically renews for additional one-year terms each December 31 unless either the Company or Mr. Sulentic provides a notice of termination. The Employment Agreement provides that Mr. Sulentic will receive an annual base salary in accordance with the customary payroll practices of the Company for executive officers. The amount of Mr. Sulentic's annual base salary may be increased at any time by the Board of Directors. The Board of Directors may decrease Mr. Sulentic's annual base salary in the same manner and to the same extent that the annual base salary of other senior executives are decreased. Mr. Sulentic is eligible to receive annual bonus payments as the Board of Directors or the Compensation Committee of the Board of Directors may specify in its sole discretion. Mr. Sulentic is entitled to participate in the Company's compensation, retirement, health and welfare benefit plans applicable to its executive officers.

        If a change in control of the Company occurs and Mr. Sulentic's employment is terminated within two years thereafter by the Company without cause, by Mr. Sulentic for good reason, or upon the Company's election not to renew Mr. Sulentic's employment, Mr. Sulentic is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts:

  •
  cash payments in the amounts of three times (a) Mr. Sulentic's highest annual base salary for the preceding 12 months, and (b) one-half of Mr. Sulentic's median annual bonus for the preceding three years plus one-half of Mr. Sulentic's current annual bonus target;

  •
  cash payments in the amounts of (a) the unvested portion of any matching contribution account under the Company's 401(k) Plan, and (b) three times the Company's matching contribution under the Company's 401(k) Plan for the calendar year prior to the year in which the termination occurs;

  •
  continuing coverage under the Company's health plan for three years, with the active employee cost to be paid by Mr. Sulentic;

  •
  a pro-rated bonus payment based on the average percentage of annual cash incentive bonuses paid to other senior executives of the Company payable when such incentive bonuses are paid to other senior executives;

  •
  expenses for enrollment in an outplacement program for up to 12 months; and

  •
  vesting of all awards granted under the Company's Long-Term Incentive Plan.

        The Employment Agreement provides that Mr. Sulentic will not compete with the Company or solicit employees of the Company, or interfere with certain of the Company's business relationships, during his employment with the Company and for 15 months after termination in the event the termination is by the Company for cause or by Mr. Sulentic without good reason.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is currently composed of Jeffrey M. Heller, James R. Erwin and Curtis F. Feeny. As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing the Company's financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. In the performance of its oversight function, the Audit Committee has reviewed and discussed with the Company's management and the Company's independent accountants the Company's audited financial statements for the year ended December 31, 2002. The Audit Committee has also discussed with the Company's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as currently in effect. The Audit Committee has also considered whether the independent accountants' provision of non-audit services to the Company is compatible with maintaining the accountants' independence and discussed with them their independence from the Company and its management.

        Although the members of the Audit Committee meet the applicable membership requirements of the New York Stock Exchange, they are not professionally engaged in the practice of accounting or auditing. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis by which to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's independent accountants are in fact "independent."

        Based upon the reports and the Audit Committee's discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

        This Audit Committee of the Board of Directors is:

Jeffrey M. Heller, Chairman
James R. Erwin
Curtis F. Feeny

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

        Audit Fees.    The Company paid $642,240 to the Company's independent auditors in connection with the audit of the Company's financial statements for the year ended December 31, 2002, and in connection with the review of the Company's financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

        Financial Information Systems Design and Implementation Fees.    There were no fees billed to the Company by its independent auditors for financial information systems design or implementation during the year ended December 31, 2002.

        All Other Fees.    The aggregate fees paid by the Company in 2002 to its independent auditors, other than the fees described above under "Audit Fees" or "Financial Information Systems Design and Implementation Fees," were $386,936.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Role of the Compensation Committee

        The Compensation Committee of the Board of Directors (the "Committee") was composed of Messrs. Moriarty, Erwin and Heller through March 2002. In March 2002, Ms. McDonald replaced Mr. Heller on the Committee. Each of Messrs. Moriarty, Erwin and Heller and Ms. McDonald is a non-employee director of the Company. The Committee determines the compensation for the non-employee Board members and the annual salary, bonuses and long-term incentive awards for the Company's Chief Executive Officer and other executive officers. The Committee also administers the Long-Term Incentive Plan and, subject to the provisions of such plan, determines grants under it for all employees and consultants, including executive officers. The Committee held four meetings during the Company's fiscal year ended December 31, 2002. At those meetings the Committee reviewed the Company's compensation practices, established compensation levels for the Company's senior executives and made awards of stock options and restricted stock grants to certain senior executives and other key employees of the Company and its subsidiaries.

Principles of Executive Compensation

        The Company's executive compensation philosophy is designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average performance, recognize individual initiative and achievements, assist the Company in attracting and retaining talented executives and align the interests of executives with the long-term interests of the Company's stockholders. The Company believes that furtherance of these objectives is best accomplished by providing senior and other executives of the Company with compensation packages that consist of a combination of base salary, annual incentive bonus and long-term stock option and restricted stock grants. The Company's base salary component is designed to be comparable to median base salaries paid by other real estate companies and other service companies comparable in size to the Company. The Company emphasizes performance-related incentive compensation to reward the Company's executives for the creation of stockholder value. The Company believes that this balance reflects each executive's position, tenure, experience and ability to affect the Company's performance, and provides the executive with strong financial incentives to achieve key business and individual performance objectives.

        The Company takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level of compensation for the senior executives (such as growth in earnings and the achievement of business unit objectives) and may vary its quantitative measures from employee to employee and from year to year. The Company also recognizes the importance of individual achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as demonstrated leadership and overall contributions to the Company.

        The Company determines competitive levels of compensation for executive positions based on information drawn from compensation surveys and proxy statements for comparable organizations. In addition, the Committee has directly engaged a compensation consultant independent of management to, among other things, obtain and analyze compensation data from comparable organizations. The information obtained from the Committee's compensation consultant, compensation surveys and proxy statements relates to other real estate companies and other service companies comparable in size to the Company.

        It should be noted that the value of any individual executive's compensation package will vary significantly based on performance. While the expected value of an executive's compensation package may be competitive, actual payments made to executives in a given year may be higher or lower than competitive market rates because of performance.

Description of the Executive Compensation Program

        This section describes each of the principal elements of the Company's 2002 executive compensation program with specific reference to the objectives discussed above.

Base Salary

        The Company believes that it is crucial to provide competitive salaries in order to attract and retain talented executive officers. The objective of the Company's base salary program is to provide executive officers with salaries that, in general, are at the market median. Base salaries for individual executives are set at levels considered appropriate in light of their position, level of responsibility within the Company, tenure and performance. Base salaries are reviewed annually by the Committee and adjusted based on evaluations of the executive's past and projected contributions to the Company and changes in competitive pay levels.

Annual Cash Bonus

        The Company's annual cash bonus program assists the Company in rewarding and motivating key employees. Cash bonus awards for the Company's senior executives are targeted at levels which, when combined with the executive's base salary, provide the executive with annual cash compensation that is consistent with market rates. The Company's Chief Executive Officer was assigned a 2002 bonus target of 200% of his annual salary. As a percentage of salary, 2002 bonus targets for other senior executives ranged from 125% to 175%. While these amounts are established as bonus targets, the Committee has discretion to award senior executives bonus amounts that are less than or in excess of the bonus targets, depending on an assessment of the executive's performance.

        Each fiscal year performance objectives are established for each senior executive, the executive's business unit and the Company as a whole. Following the end of the fiscal year, the executive's actual performance is measured against the performance objectives established for that year. Under the Company's current annual cash bonus program, the aggregate amount available for bonus payments to all senior executives is determined by the level of the Company's earnings. The amount paid to each individual executive depends upon the extent to which his or her performance objectives are achieved for the relevant performance period and how that executive's performance compares to the performance of his or her peers at the Company.

        The Committee reviews the specific objectives and standards under the Company's cash bonus program annually in order to ensure consistency with the Company's business strategy and prevailing market conditions.

Annual Equity Incentive Compensation

        The Company believes that certain of its senior executives should have an ongoing stake in the long-term success of the Company's business. The Company also believes that these senior executives should have a sizeable portion of their total potential compensation based upon the performance of the Company's stock, since stock-related compensation is directly tied to enhanced stockholder value.

        The Long-Term Incentive Plan authorizes the granting of incentive and nonqualified stock options, stock appreciation rights and restricted stock awards to executives and other key employees and consultants of the Company and its subsidiaries. To align the interests of senior executives with the interests of stockholders, the Committee's policy regarding such awards in 2002 and prior years was generally to grant non-qualified stock options. Under this stock option grant program, the Committee determined the levels of options to be granted to each of its executives based upon such executive's position, ability to affect Company performance, tenure and the achievement of performance objectives established for the executive and/or the executive's business unit. All options granted under the Long-Term Incentive Plan have had an exercise price equal to the fair market value of a share of Common Stock at the time of the grant. To encourage retention, the ability to exercise options granted under this plan is generally subject to vesting restrictions. The estimated value of stock option awards granted under the Long-Term Incentive Plan (currently computed using a variation of the Black Scholes option pricing model) in 2002 was generally targeted at a level that is consistent with market levels of annual equity incentive compensation.

        Although the Committee has generally used stock option grants as the primary method of annual equity incentive compensation for Company executives, in March 2003 the Committee granted an aggregate of 1,398,000 restricted shares to a selected number of senior officers in order to encourage retention of such officers. These restricted shares vest over a period of five years, with 40% vesting on the second anniversary of the date of grant and 20% vesting on each of the third, fourth and fifth anniversaries of the date of grant. The Committee will review annually the size and form of equity incentives for senior executives to ensure that its equity incentive compensation program is consistent with the Company's business strategy and prevailing market conditions. Given the aggregate size of the 2003 restricted stock grants, the Committee expects that the aggregate number of annual options granted in 2003 and the aggregate number of shares subject to annual equity incentive awards in 2004, whether in the form of options or restricted stock, will diminish materially compared to the aggregate number of annual option grants made in 2002.

        The compensation of executive officers is periodically reviewed to ensure an appropriate mix of base salary, annual incentive and long-term incentive to provide competitive total direct compensation opportunities consistent with the pay philosophy articulated above.

Chief Executive Officer Pay

        The Committee reviews the compensation of the Chief Executive Officer, who is responsible for the strategic and financial performance of the Company, and the Committee's recommendation is subject to approval by the Board of Directors. Based on information available to the Committee, the Committee believes that the base salary and other compensation paid to Mr. Sulentic for his service as the Company's Chief Executive Officer in 2002 was consistent with compensation being paid to other chief executive officers of comparable companies. As noted before, Mr. Sulentic was assigned a 2002 bonus target of 200% of his annual salary. Given the level of the Company's 2002 earnings, the aggregate amount available for bonus payments to all senior executives, including the Chief Executive Officer, was not sufficient to generally allow payment of full bonus targets. After considering Mr. Sulentic's performance in 2002, the Committee awarded Mr. Sulentic a cash bonus of $400,000. In establishing this bonus amount, the Committee considered the Company's profitability as well as the Company's success in reducing indebtedness and otherwise strengthening its balance sheet under deteriorating market conditions, the Company's progress on customer service issues, the Company's continued progress on cost-cutting initiatives and other operational and strategic initiatives throughout 2002. In connection with Mr. Sulentic's assumption of the duties of Chairman of the Board in May 2002, the Committee awarded Mr. Sulentic 30,000 restricted shares of Common Stock, which vest in equal increments on each of the first three anniversaries of the date of grant. In March 2003, Mr. Sulentic received 100,000 shares of restricted stock as part of the grants described above under "— Annual Equity Incentive Compensation."

$1 Million Pay Deductibility Cap

        Section 162(m) of the Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its Chief Executive Officer and its four other highest paid officers. To the extent readily determinable, and as one of the factors in considering compensation matters, the Committee considers the anticipated tax treatment to the Company and to its executives of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Code. Therefore the Committee, subject to the factors provided above, has the discretion to grant awards which result in non-deductible compensation.

        The Compensation Committee of the Board of Directors with respect to the 2002 calendar year was:

James R. Erwin, Chairman
Jeffrey M. Heller (through March 2002)
Rebecca A. McDonald (beginning March 2002)
Rowland T. Moriarty

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        The Compensation Committee of the Board of Directors currently consists of Mr. Erwin, Dr. Moriarty and Ms. McDonald. Mr. Heller served on the Compensation Committee until March 2002 when he was replaced by Ms. McDonald. None of such persons are officers or employees or former officers or employees of the Company. Certain directors are parties to, or have interests in, transactions with the Company, as described under "Certain Relationships and Related Transactions."

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Certain Investment Activities

        Crow Public Securities, L.P. and CFH Capital Resources, L.P. beneficially own an aggregate of approximately 9.3% of the outstanding Common Stock and are affiliates of Harlan R. Crow, who was a director of the Company until his resignation at the 2001 annual meeting of the Company's stockholders. Mr. Harlan Crow is the chief executive officer and a director of Crow Family Inc., the general partner of Crow Family Partnership, L.P. Since 1994, these entities and/or their affiliates (collectively, "Crow Holdings") have co-invested with the Company and various of its subsidiaries in 17 projects in the areas of industrial development, build-to-suit arrangements, land acquisitions and other real estate-related projects.

        Beginning in February 1996, the Company, through its subsidiary Trammell Crow Capital Company II, Inc., and certain directors and executive officers of the Company and its affiliates have collectively invested in Trammell Crow Investment Fund II, L.P., a Delaware limited partnership ("Fund II"), which makes investments in real estate-related projects. Trammell Crow Investments II, Inc., the general partner of Fund II, is a subsidiary of Trammell Crow Capital Company II, Inc. Certain senior employees of the Company invest in Fund II as limited partners through Trammell Crow Individual Investment Fund 1996, L.P. Through December 31, 2002, the Company had made total contributions to Fund II of approximately $1,707,000 and had received total distributions from Fund II of approximately $1,989,768. In 2002, the Company made no contributions to Fund II and received $181,391 in distributions from Fund II. The following reflects total contributions and distributions related to Fund II through December 31, 2002, for the executive officers of the Company: Mr. Sulentic, $23,000 and $28,539; Mr. Belcher, $46,000 and $57,078; Mr. Concannon, $46,000 and $57,078; Mr. Groch, $23,000 and $28,539; Mr. Roth, $23,000 and $28,539; and Mr. Stirek, $46,000 and $57,078, respectively. No capital contributions were made by the executive officers of the Company to Fund II during 2002. The following reflects total distributions related to Fund II during 2002 for the executive officers of the Company: Mr. Sulentic, $2,150; Mr. Belcher, $4,300; Mr. Concannon, $4,300; Mr. Groch, $2,150; Mr. Roth, $2,150; and Mr. Stirek, $4,300, respectively. In addition, an affiliate of Mr. Williams, a director of the Company, made no contributions and received $64,999 in distributions from Fund II in 2002 and had contributed an aggregate of $690,000 and received aggregate distributions of $856,171 from Fund II through December 31, 2002.

        Fund II, the Company, Crow Holdings and an affiliate of Mr. Williams have each invested in several related limited partnerships that are all affiliates of Crow Holdings and are collectively referred to as the "DFW Fund." The aggregate amounts contributed to and distributions received from the DFW Fund by Fund II through December 31, 2002, were $499,636 and $310,219, respectively. Through December 31, 2002, the Company and Crow Holdings had contributed an aggregate of $499,636 and $3,397,530, respectively, in the DFW Fund and had received distributions totaling $310,219 and $2,109,488, respectively. An affiliate of Mr. Williams had contributed an aggregate of $487,617 in the DFW Fund and received distributions totaling $310,219 through December 31, 2002. In 2002, no contributions were made to, and no distributions were received by, Fund II, the Company, Crow Holdings or the affiliate of Mr. Williams with respect to the DFW Fund.

        In addition, Fund II, the Company, Crow Holdings and an affiliate of Mr. Williams have each made certain investments (not through the DFW Fund) in projects in which the DFW Fund also has an interest. Through December 31, 2002, the aggregate amount contributed by Fund II to and distributions received by Fund II from projects in which the DFW Fund had an interest was $2,850,645 and $2,398,185, respectively. Through December 31, 2002, the Company and Crow Holdings had contributed an aggregate of approximately $1,052,164 and $11,481,857, respectively, to projects in which the DFW Fund had an interest. Through December 31, 2002, the Company had received aggregate distributions of $1,012,251 and Crow Holdings had received no distributions from such projects. Through December 31, 2002, the affiliate of Mr. Williams had contributed an aggregate of $1,779,363 to, and received total distributions of $1,433,609 from, projects in which the DFW Fund had an interest. In 2002, Crow Holdings made no contributions to, and received no distributions from, projects in which the DFW Fund had an interest. In 2002, Fund II, the Company and the affiliate of Mr. Williams made no contributions and received no distributions with respect to projects in which the DFW Fund had an interest.

        On December 31, 2002, the Company paid $12,670 to purchase all of the outstanding common stock of Realty Holdings, Inc. ("RHI"), a corporation formed in June 2000 to invest in real estate partnerships. The Company bought the common stock of RHI from ten current and former executive officers of the Company, including Messrs. Sulentic, Concannon, Groch, Roth, Belcher and Stirek (the "Former RHI Holders"). Each of the Former RHI Holders received approximately $1,267 from the sale of the RHI common stock to the Company, for which each of them originally paid $1,000. No distributions or dividends were ever paid to the Former RHI Holders with respect to their common stock of RHI. As of December 31, 2002, the Company holds all of the outstanding common and non-voting preferred stock of RHI. Prior to the purchase of the RHI common stock, the Company held only non-voting preferred stock in RHI and had no voting or management control over RHI. Certain senior employees of the Company, including Derek R. McClain, are members of the board of directors of RHI. RHI is the general partner of Trammell Crow Investment Fund IV, L.P. ("Fund IV"), which invests in various real estate projects and investments owned, developed and/or managed by entities affiliated with the Company.

        The accounting and other day-to-day operational functions of RHI are performed by the Company pursuant to an office and administrative services agreement. In exchange for such services, RHI pays to the Company a base service fee of $1,000 per year and supplemental service fees calculated in accordance with a schedule of hourly charges for services performed. RHI also reimburses the Company for all direct third party costs incurred by the Company in providing such services. Subsidiaries of RHI may enter into agreements with the Company or its affiliates for the performance of development and/or asset management services for RHI and its real estate projects and investments, or property management and leasing functions for RHI's real estate projects and investments.

        Beginning in February 2001, the Company, RHI and certain independent investors collectively invested in Fund IV. In 2002, the Company, RHI and certain independent investors made contributions of $2,960,600, $40,000 and $2,500,000, respectively, to Fund IV and received no distributions from Fund IV. Also in 2001, Mr. Stirek's father purchased for $1,600,000 a 33% ownership interest in TC Meridian Tower L.P. ("TC Meridian"), a real estate project in Tulsa, Oklahoma, in which Fund IV has invested. Mr. Stirek's father subsequently contributed his interest in TC Meridian to LTJ Tulsa LLC ("LTJ Tulsa"), an entity in which Mr. Stirek and his two sisters own equal one-third ownership interests. Through December 31, 2002, Fund IV had contributed a total of $1,996,400 to TC Meridian Tower and Mr. Stirek's father and LTJ Tulsa had contributed a total of $1,600,000. No distributions have been paid by TC Meridian to Fund IV or LTJ Tulsa.

        The management, accounting and other day-to-day operational functions of Fund IV are performed by the Company or one of its subsidiaries at the direction of RHI. Fund IV reimburses the Company for a portion of the management services so provided. Fund IV reimburses RHI and the Company for all other direct and indirect costs of operating Fund IV. Subsidiaries of Fund IV may enter into agreements with the Company or its affiliates for the performance of development and/or asset management services for Fund IV and its real estate projects and investments, or property management and leasing functions for Fund IV's real estate projects and investments.

        In 1994, a subsidiary of the Company and an affiliate of Mr. Williams invested on a side-by-side basis in Spark 94 Associates, Ltd., which holds an interest in a development project. Total initial contributions by the affiliate of Mr. Williams and such subsidiary were $47,093 and $19,942, respectively, in 1994. In 2002, the affiliate of Mr. Williams and such subsidiary made no contributions and received distributions of $40,133 and $5,438, respectively. Through December 31, 2002, the affiliate of Mr. Williams and such subsidiary had made total contributions of $669,960 and $75,192, respectively. Through December 31, 2002, the affiliate of Mr. Williams and such subsidiary had received total distributions of $692,984 and $111,365, respectively.

Crow Holdings

        During 2002, the Company received 2.6% of its total revenue from a commercial real estate asset base principally owned by parties related to the partnerships, corporations and other entities or individuals doing business as Trammell Crow Company prior to 1991. Crow Family 1991 Limited

Partnership (an affiliate of Crow Holdings and Mr. Harlan R. Crow) and Mr. Williams, a director of the Company, own significant interests in this commercial asset base.

The Kinetic Group

        On January 1, 1997, the Company invested in The Kinetic Group Limited Partnership, a Texas limited partnership (the "Kinetic Group"), together with senior executives of Wyndham International, Inc. ("Wyndham") and affiliates of Crow Holdings (collectively, the "Kinetic Investors"). The Kinetic Group operates as an independent third-party contractor to provide certain management information services, telecommunications, and computer hardware and software management and maintenance services. The Kinetic Investors and the Company share equally in all profit distributions of the Kinetic Group. In 2002, the Company and the affiliates of Crow Holdings each received distributions of $71,655 from the Kinetic Group.

Relationship with Legacy Bank

        During 2002, the Company received development loans from Legacy Bank of Texas in the aggregate amount of $7,423,803 with respect to one of the Company's development projects. This amount was repaid by December 31, 2002. The family of Michael J. Lafitte, an executive officer of the Company, owns less than 10% of the outstanding capital stock of Legacy Bank of Texas and Mr. Lafitte's brother is an officer of Legacy Bank. Michael Lafitte was not involved in procuring, negotiating or executing these development loans. In 2002, the Company paid to Legacy Bank fees in the amount of $39,234 and aggregate interest payments in the amount of $144,726 in connection with the development loans.

Consulting Agreement

        In connection with Mr. Sulentic replacing Mr. Williams as Chairman of the Board of Directors at the adjournment of the Company's Annual Meeting in 2002, the Company entered into a consulting agreement with Mr. Williams. The agreement terminates May 31, 2004. Pursuant to the consulting agreement, Mr. Williams is paid $75,000 per year, plus reimbursement of out-of-pocket expenses, in exchange for certain consulting services provided to the Company in accordance with the terms of the agreement. The Company also expects to pay certain lease and utility costs with respect to up to 1,500 square feet of office space to be used by Mr. Williams for his personal and charitable use. The agreement provides that Mr. Williams' options continue to vest and become exercisable until the earlier of the time that he ceases to be a director of the Company or the expiration of the options.

Relocation Loan to Executive Officer

        On July 1, 2001, and July 1, 2002, the Company made two loans to Mr. Stirek, each in the amount of $125,000, relating to expenses incurred in connection with Mr. Stirek's relocation at the Company's request. Each loan provides for a one year term, an interest rate of 6.75%, and for the forgiveness of the loan at the end of the one year term if Mr. Stirek is employed with the Company at that time. The $125,000 loan made on July 1, 2001, was forgiven on July 1, 2002. The $125,000 loan made on July 1, 2002, which the Company had agreed in 2001 to make, is outstanding and will be forgiven on July 1, 2003, if Mr. Stirek is employed by the Company at that time.

PERFORMANCE GRAPH

        The Performance Graph shown below was prepared by the Company for use in this Proxy Statement. Note that historic stock price performance is not necessarily indicative of future stock performance. The graph was prepared based upon the following assumptions:

        1.    $100 was invested in the Company's Common Stock, the NYSE Market Index and the Company's Peer Group (as defined below) on December 31, 1997 (the date the Company's Common Stock was first traded on the New York Stock Exchange).

        2.    Peer Group investment is weighted based on the market capitalization of each individual company within the Peer Group at the beginning of the comparison period.

        3.    Dividends are reinvested on the ex-dividend dates.

        The companies that comprise the Company's Peer Group for purposes of stockholder return comparisons are as follows: Grubb & Ellis Company, Jones Lang LaSalle Incorporated and Insignia Financial Group, Inc. The same companies comprised the Company's Peer Group in the Company's 2002 Proxy Statement for purposes of stockholder return comparisons, except that CB Richard Ellis Services, Inc., which became a privately-held company in July 2001, was deleted from the Peer Group contained in the Company's 2002 Proxy Statement.

	Fiscal Year Ending
Company/Index/Market
	12/31/1997	12/31/1998	12/31/1999	12/29/2000	12/31/2001	12/31/2002
Trammell Crow Company	100.00	108.74	45.15	52.43	45.44	34.95
Peer Group	100.00	75.10	39.48	50.09	48.82	35.63
NYSE Market Index	100.00	118.99	130.30	133.40	121.52	99.27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Common Stock as of the Record Date, by (a) each current director of the Company; (b) each of the Named Executive Officers; (c) all executive officers and directors of the Company as a group; and (d) each other person known to the Company to own beneficially more than five percent of the Common Stock outstanding on the Record Date.

        Unless otherwise indicated, all stockholders set forth below have the same principal business address as the Company. The Company has determined beneficial ownership in accordance with the rules of the Commission. The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options that are either currently exercisable or exercisable within 60 days after the Record Date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, to the Company's knowledge, each stockholder has sole voting and dispositive power with respect to the securities beneficially owned by that stockholder. On the Record Date, there were 37,733,028 shares of Common Stock outstanding.

Name	Number of Shares Owned		Percentage of Shares Beneficially Owned
Third Avenue Management LLC 767 Third Avenue New York, New York 10017-2023	4,865,400	(1)	12.9%
Harlan R. Crow	3,527,855	(2)	9.3%
Crow Family, Inc.	3,527,755	(3)	9.3%
Crow Public Securities, L.P.	2,200,266	(4)	5.8%
CFH Capital Resources, L.P.	1,327,489	(4)	3.5%
CFHS, L.L.C 2100 McKinney Avenue, Suite 700 Dallas, Texas 75201	1,327,489	(5)	3.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,802,500	(6)	7.4%
Capital Group International, Inc.	2,127,870	(7)	5.6%
Capital Guardian Trust Company 11100 Santa Monica Boulevard, Suite 1500 Los Angeles, California 90025	2,127,870	(7)	5.6%
J. McDonald Williams	836,187	(8)	2.2%
William F. Concannon	628,146	(9)	1.7%
Robert E. Sulentic	613,623	(10)	1.6%
John A. Stirek	443,149	(11)	1.2%
James R. Groch	334,031	(12)	*
T. Christopher Roth	300,657	(13)	*
Derek R. McClain	231,071	(14)	*
Rowland T. Moriarty	52,028	(15)	*
James R. Erwin	41,128	(16)	*
Jeffrey M. Heller	32,128	(17)	*
Curtis F. Feeny	25,570	(18)	*
Rebecca A. McDonald	17,017	(19)	*
Directors and executive officers as a group (14 persons)	4,068,560	(20)	10.4%

*
Less than one percent.

(1)
Based on information set forth in Amendment No. 6 to Schedule 13G, dated January 29, 2003 (the "TAM Schedule 13G"), filed with the Commission by Third Avenue Management LLC ("TAM"). The TAM Schedule 13G reflects that TAM has sole voting power with respect to 4,104,400 shares of Common Stock and sole dispositive power with respect to 4,865,400 shares of Common Stock. The TAM Schedule 13G indicates that certain investment companies registered under the Investment Company Act of 1940 and various clients for whom TAM acts as investment adviser have the right to receive dividends from, and the proceeds from the sale of, the securities beneficially owned by TAM.

(2)
Based on information set forth in Amendment No. 6 to Schedule 13D, dated October 24, 2002 (the "Crow Holdings Schedule 13D"), filed with the Commission by Crow Public Securities, L.P. ("Crow Holdings"), CFH Capital Resources, L.P. ("Capital Resources"), CFHS, L.L.C. ("CFHS"), Crow Family, Inc. ("CFI") and Harlan R. Crow. The Crow Holdings Schedule 13D indicates that Mr. Crow's beneficial ownership consists of 2,200,266 shares of Common Stock held of record by Crow Holdings, 1,327,489 shares held of record by Capital Resources and 100 shares of Common Stock held of record by Mr. Crow. These shares could be attributed to Mr. Crow as a director and the chief executive officer of CFI and a trustee of certain family trusts which hold significant equity interests in Crow Holdings, Capital Resources and CFI. The Crow Holdings Schedule 13D indicates that Mr. Crow disclaims beneficial ownership of these shares.

(3)
Based on information set forth in the Crow Holdings Schedule 13D. Consists solely of the shares held of record by Crow Holdings and Capital Resources described above in Note (2). CFI is the general partner of Crow Holdings and the manager of CFHS, which is the general partner of Capital Resources.

(4)
Based on information set forth in the Crow Holdings Schedule 13D.

(5)
Based on information set forth in the Crow Holdings Schedule 13D.    Consists solely of shares held of record by Capital Resources described above in Note (4). CFHS is the general partner of Capital Resources.

(6)
Based on information set forth in Amendment No. 2 to Schedule 13G, dated February 14, 2003 (the "Price Associates Schedule 13G"), filed with the Securities and Exchange Commission (the "Commission") by T. Rowe Price Associates, Inc. ("Price Associates"). The Price Associates Schedule 13G indicates that Price Associates has sole voting power with respect to 421,000 shares of Common Stock and sole dispositive power with respect to 2,802,500 shares of Common Stock. The Price Associates Schedule 13G indicates that the securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has informed the Company that, for purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates has informed the Company that it disclaims beneficial ownership of those shares pursuant to Rule 13d-4 under the Exchange Act.

(7)
Based on information set forth in Amendment No. 1 to Schedule 13G, dated February 10, 2003 (the "CGII Schedule 13G"), filed with the Commission by Capital Group International, Inc. ("CGII") and Capital Guardian Trust Company ("CGTC" and, together with CGII, the "CGII Group"). The CGII Schedule 13G indicates that each of CGII and CGTC have sole voting power with respect to 1,495,060 shares of Common Stock and sole dispositive power with respect to 2,127,870 shares of the Common Stock. The CGII Schedule 13G indicates that the CGII Group disclaims beneficial ownership of these shares pursuant to Rule 13d-4 under the Exchange Act. The CGII Schedule 13G indicates that CGII is the parent holding company of a group of investment management companies that have investment power and, in some cases, voting power with respect to the securities beneficially owned by the CGII Group. The investment management companies provide investment advisory services for their respective clients which include registered investment companies and institutional accounts and CGTC serves as the investment manager of certain of those accounts.

(8)
Includes 42,608 shares that may be acquired upon the exercise of options that currently are exercisable.

(9)
Includes 261,290 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. Concannon cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(10)
Includes 23,000 shares owned by Mr. Sulentic's wife and 275,518 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 130,000 unvested shares of restricted stock which Mr. Sulentic cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(11)
Includes 140,140 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. Stirek cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(12)
Includes 14,313 shares held in trust for the benefit of Mr. Groch's family members. Mr. Groch is the trustee of the trust. Also includes 154,515 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. Groch cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(13)
Includes 135,401 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. Roth cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(14)
Includes 107,922 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days. Includes 100,000 unvested shares of restricted stock which Mr. McClain cannot dispose of without the Company's consent until the restrictions on these shares lapse.

(15)
Includes 28,206 shares that may be acquired upon the exercise of options that currently are exercisable, 2,000 shares of Common Stock held indirectly by a non-issuer profit sharing plan, 3,000 shares of Common Stock held indirectly by a non-issuer money purchase plan, and 6,939 shares held in various trusts for the benefit of Dr. Moriarty's children. Dr. Moriarty disclaims beneficial ownership of all securities held in his children's trusts. Also includes 3,922 performance units that may be settled (a) in cash or in Common Stock, (b) in a lump sum or in up to five annual installments, and (c) upon Dr. Moriarty's termination of services, completion of a stated number of years or a date specified by Dr. Moriarty.

(16)
Includes 28,206 shares that may be acquired upon the exercise of options that currently are exercisable. Also includes 3,922 performance units which may be settled (a) in cash or in Common Stock, (b) in a single lump sum or in up to five annual installments, and (c) upon Mr. Erwin's termination of services, completion of a stated number of years or a date specified by Mr. Erwin.

(17)
Includes 28,206 shares that may be acquired upon the exercise of options that currently are exercisable. Also includes 3,922 performance units that may be settled (a) in cash or in Common Stock, (b) in a lump sum or in up to five annual installments, and (c) upon Mr. Heller's termination of services, completion of a stated number of years or a date specified by Mr. Heller.

(18)
Includes 4,750 shares held in trust for the benefit of Mr. Feeny, his wife and his children and 20,820 shares that may be acquired immediately upon the exercise of options that currently are exercisable.

(19)
Consists solely of 17,017 shares that may be acquired immediately upon the exercise of options that currently are exercisable.

(20)
Includes (a) 1,470,515 shares that may be acquired upon the exercise of options that currently are exercisable or will become exercisable within the next 60 days, (b) 11,766 performance units that may be settled (i) in cash or in Common Stock, (ii) in a lump sum or in annual installments of up to five years, and (iii) upon the individual's termination of services, completion of a stated number of years or a date specified by the individual, and (c) 833,485 unvested shares of restricted stock which cannot be disposed of without the Company's consent until the restrictions on these shares lapse.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers and holders of more than 10% of its shares of Common Stock to file with the Commission and the New York Stock Exchange initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The Commission's rules require such persons to furnish the Company with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2002.

ADDITIONAL INFORMATION

Stockholder Proposals

        Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the Company's management will have discretionary authority to vote on any matter of which the Company does not receive notice by March 8, 2004, with respect to proxies submitted to the 2004 Annual Meeting of the Company's Stockholders. To be included in the Board of Directors' solicitation of proxies relating to the 2004 Annual Meeting of the Company's Stockholders, a stockholder proposal must be received by the Secretary of the Company at 2001 Ross Avenue, Suite 3400, Dallas, Texas 75201, no later than December 23, 2003. Pursuant to the Company's Certificate of Incorporation, in order to nominate persons for election to the Board of Directors at the 2004 Annual Meeting of the Company's Stockholders, a stockholder must deliver notice, in the form specified in the Company's Certificate of Incorporation, to the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the scheduled date of the 2004 Annual Meeting of the Company's Stockholders, which has not yet been determined.

Annual Report

        The Company's Annual Report to stockholders for the year ended December 31, 2002, including financial statements, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material.

                      By Order of the Board of Directors,

                      J. Christopher Kirk
                       Secretary

Appendix A

AUDIT COMMITTEE CHARTER

        The Audit Committee is appointed by the Board on the recommendation of the Governance Committee and its purpose is to assist the Board in (A) its oversight of (1) the Company's accounting and financial reporting principles and policies and internal controls and procedures, including the internal audit function, (2) the integrity of the Company's financial statements, (3) the qualifications and independence of the Company's independent auditors and (4) the Company's compliance with legal and regulatory requirements, and (B) selecting, evaluating and, where deemed appropriate, replacing the Company's independent auditors (or nominating independent auditors to be proposed for stockholder approval in any proxy statement). In addition, the Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement. Audit Committee members may be replaced by the Board.

        The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and, although they meet the applicable membership requirements under the rules of the New York Stock Exchange, are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

        The Audit Committee shall be comprised of at least three directors, all of whom shall satisfy the independence requirements of the rules of the New York Stock Exchange or any higher standard of independence imposed by applicable law or the rules of the Securities and Exchange Commission or the NASDAQ National Market, as such requirements are interpreted by the Board in its business judgment. In particular, the Chairperson of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

        The Audit Committee shall meet regularly, but not less frequently than quarterly, to discuss with management the annual audited and quarterly unaudited financial statements. The Audit Committee should also meet separately at least quarterly in executive sessions with management, the internal auditors and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may form and delegate authority to subcommittees when appropriate.

        The Audit Committee shall have the sole authority to appoint or replace the independent auditors (subject, if applicable, to stockholder ratification) and shall approve all audit engagement fees and terms and all significant non-audit engagements of the independent auditors. The Audit Committee may request any officer or employee of the Company, the Company's outside counsel, independent auditors, investment bankers or financial analysts who follow the Company to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee.

        The Audit Committee shall make regular reports to the Board on the business conducted by the Committee.

        The Audit Committee shall:

1.
Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.
Review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

3.
Review and discuss with management and the independent auditors the disclosures made in management's discussion and analysis of financial condition and results of operations in any Form 10-Q or Form 10-K of the Company.

4.
Review and discuss with management an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company's financial statements.

5.
Discuss with management the Company's earnings releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies.

6.
Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

7.
Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors' reviews of the Company's quarterly financial statements prior to the release of quarterly earnings.

8.
Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

9.
Review the experience and qualifications of the senior members of the independent auditor team, including the lead partner.

10.
Obtain and review a report from the independent auditor at least annually regarding (a) the auditor's internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

11.
Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

12.
Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner or even the independent auditing firm itself on a regular basis.

13.
Review from time to time with management and/or recommend to the Board guidelines for the Company's hiring of employees of the independent auditor who were engaged on the Company's account.

14.
Review from time to time with management and/or the internal auditors (whether they are Company employees or independent contractors) the internal audit function and the appointment and replacement of the internal auditors.

15.
Review the significant reports to management prepared by the internal auditors and management's responses.

16.
Discuss with the independent auditor the internal audit responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

17.
Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

18.
Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934, as amended, has not been implicated.

19.
Obtain and review reports from management and the internal auditors that the Company's subsidiaries are in conformity with applicable legal and reporting requirements, including disclosures of insider and related party transactions.

20.
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

(a)
The adoption of, or changes to, the Company's significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

(b)
The management letter provided by the independent auditor and the Company's response to that letter.

(c)
Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(d)
Any changes recommended in the planned scope of the annual audit and any special audits.

(e)
Any issues on which the Company's independent audit team consulted the independent auditor's national office.

21.
Review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

22.
Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

23.
Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

24.
Review with the Company's outside legal counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

25.
Evaluate the Audit Committee's performance annually.

26.
At the beginning of each fiscal year, share with the full Board the Committee's planned agenda for the ensuing year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
1.	ELECTION OF DIRECTORS: To elect each of (01) William F. Concannon, (02) Rowland T. Moriarty and (03) J. McDonald Williams to serve as Class III directors for a three year term ending at the Annual Meeting of Stockholders in 2006 and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office.	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	2.	To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2003.
					FOR ☐	AGAINST ☐	ABSTAIN ☐
For the nominees except as noted above					I PLAN TO ATTEND THE MEETING ☐
Signature	Signature	Date
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
...
FOLD AND DETACH HERE

Vote by Telephone or Mail
CALL * * * TOLL FREE * * * ON A TOUCH TONE TELEPHONE
24 Hours a Day, 7 Days a Week

Telephone voting is available through 11PM Eastern Daylight Time on May 20, 2003.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-800-435-6710		Mail
Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
and then follow the directions given.
	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.

TRAMMELL CROW COMPANY

Proxy Solicited on Behalf of the Board of Directors of

Trammell Crow Company for the Annual Meeting to be held May 21, 2003

        The undersigned hereby constitutes and appoints each of Robert E. Sulentic, J. Christopher Kirk and Derek R. McClain his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of Trammell Crow Company held of record by the undersigned on the record date at the Annual Meeting of Stockholders of Trammell Crow Company to be held at the Dallas Museum of Art, 1717 Harwood Street, Dallas, Texas, on Wednesday, May 21, 2003, at 1:00 p.m., local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.

        You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations, which are FOR the election of the named nominees as directors and FOR Proposal 2. The Proxies cannot vote your shares unless you sign and return this card or grant your proxy by telephone in accordance with the instructions on the reverse side. Any Proxy may be revoked in writing at any time prior to the voting thereof.

        Any Proxy, when properly granted, will be voted in the manner directed and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional stockholder votes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

...
FOLD AND DETACH HERE

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 2003
PROXY STATEMENT
SOLICITATION AND REVOCABILITY OF PROXIES
VOTING AND QUORUM
PROPOSAL ONE—ELECTION OF CLASS III DIRECTORS
PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
DIRECTORS
MEETINGS AND COMMITTEES OF DIRECTORS
CODE OF BUSINESS CONDUCT AND ETHICS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION
AUDIT COMMITTEE CHARTER